Jammin Java 8-K

Exhibit 99.1

Marley Coffee Issues Shareholder Letter to Discuss Anticipated Results of Operations For Its 2017 First Quarter (Three Months Ended April 30, 2016)

20th Consecutive Quarter of Revenue Growth, Net Losses Decline

Denver, CO – May 27, 2016 — Jammin Java Corp. (d/b/a Marley Coffee) (JAMN) (http://marleycoffee.com) ("Marley Coffee", "we, "us" and the "Company"), the sustainably grown, ethically farmed and artisan-roasted premium coffee company has issued the following letter to its shareholders in connection with a summary of its preliminary unaudited anticipated financial results for the three months ended April 30, 2016, as described below.

Preliminary Anticipated Financial Highlights for the Three Months Ended April 30, 2016:

Financial Highlights

•	20 Consecutive Quarters of Revenue Growth - We anticipate gross revenues of approximately $3.08 million for the quarter ended April 30, 2016, an increase of 12.6% compared to the same period last year. We had forecasted a larger first quarter growth this year, however we saw softness in green coffee sales as some of our customers had already purchased surplus Jamaica Blue Mountain (JBM) green coffee in previous periods. Last year at this time, the Company generated $336,000 in JBM green sales, whereas it generated almost no money in JBM green sales this quarter. Where we saw significant growth is in our core business, which is domestic grocery coffee sales, where we saw 55% year-over-year growth for the quarter ended April 30, 2016, compared to 2015. We expect continued significant growth in this area and international sales.
•	Improved Gross Profits and Margins - The Company continues to focus on improving its gross project margins even more so than its top line growth and anticipates gross profits for the first quarter to come in at $941K, which is an 18% increase from the year prior’s period. We plan to continue to scale our business, improve our supply chain and get more accounts to switch to a direct distribution model, which we believe should lead to even stronger gains in our gross margins. Gross profits as a percentage of sales are expected to be 34.5% for the quarter ended April 30, 2016 compared to 30.9% for the quarter ended April 30, 2015.
•	Operational Efficiency – We continue to take significant strides to make our operations more efficient. Total anticipated operating expenses for the three months ended April 30, 2016 are expected to be $1.73 million compared to $2 million for the three months ended April 30, 2015, which represents a decrease of $252K or 12.7% from the previous period. Cash compensation, which is compensation stripped of stock options, stock payments and stock bonuses is expected to be 51% lower year-over-year. Net loss for the three months ended April 30, 2016 is expected to be $1.2 million compared to a net loss of $1.2 million for the three months ended April 30, 2015.

•	Water Wise Coffee Initiative – We’re very proud of the work that has been done to date with Water Wise Coffee in conjunction with our key partners Mother Parkers Tea & Coffee and Technoserve, the NGO on the ground. We continue to commit $0.01 per EcoCup capsule sold to the program. Here are some highlights to share this quarter.
•	Forty-nine wet mills are now part of the Water Wise program and no longer discharge waste water or coffee pulp into rivers.
•	Water Wise is now working on most rivers in the Aleta Wendo and Chuko Districts of Ethiopia. The majority of supported wet mills are located on the two largest rivers, the Kola and Malebo Rivers, with other wet mills on the Jigesa, Raro, Bisandima and Chicho Rivers.
•	Pulp Management: Water Wise estimates around 2,400 metric tons of compost will be produced by the operating Water Wise wet mills this year, which will create enough nitrogen, phosphorus and potassium-rich organic fertilizer to feed approximately 500 acres of coffee to provide direct help to farmers.
•	Water Meters and Water Use: Water Wise is helping farmers measure water levels, some for the first time ever, and in 2016 plans to install 25 more water meters at wet mills. Water Wise is replacing old equipment like disc pulpers with eco pulpers to bring water usage levels down.
•	Sustainability Training: All cooperative wet mills and the majority of private wet mills have now received the full TechnoServe Sustainability Standards training, highlighting issues such as minimum wage, child labor and encouraging women’s participation in the cooperative.

Business Highlights

•	Increased Grocery Distribution – We are seeing some major wins in gaining new distribution and adding items across the U.S. conventional grocery market, in particular with Albertsons Safeway banners. Recently, we brought on both Albertsons and Safeway banners to the 200+ stores in the Phoenix division and added additional items in the Southern Divisions. We’ve been in meetings with almost all other divisions and hope to see gains across the board moving forward. We’ve also seen tremendous year-over-year improvements in velocity rates at other key accounts across the country such as Kroger and H-E-B.
•	International – Our international partners are continuing to grow the brand in their markets. We have seen excellent growth in Canada, Chile, South Korea and Europe and have recently expanded to Mexico, Peru, and Uruguay. We are working with potential partners to establish new markets.
•	Nespresso® Compatibles - We believe we will be ready to launch our Nespresso compatible espresso capsules by the third quarter of this fiscal year. This should significantly help our at-home businesses in Asia and Europe. The capsules should be available online and at specialty stores in the U.S. by the fourth quarter.

•	New Channels – The Company has recently brought on a set of new brokers to help it develop and get into new channels that can start complimenting its U.S. grocery business. We believe that specialized brokers are a great additional sales force. We’ve hired a broker to help gain the military commissary business. We’ve brought on two sets of specialized brokers to help with strategically securing placements at various club chains. We’ve engaged another broker to specifically work on getting Marley Coffee into the gifting and gift basket market. The same brokers are also specialized in the pharmacy and drugstore chain market, for which we’re currently developing a strategy.

Other Business

•	Former Officer/Director Settlement – One of our key objectives over the last year has been to clear up investor uncertainty. As previously reported, effective on May 19, 2016, the Company’s former officer and director, Shane Whittle entered into a Settlement Agreement with the Company. Pursuant to the Settlement Agreement as it relates to the Company, Mr. Whittle agreed to cancel and terminate options he held to purchase 2 million shares of the Company’s common stock for $1.00 of total consideration, has agreed to release and waive any rights to any past due or future due payments owed by the Company under a separate settlement agreement, and agreed to provide a general release from all claims, liability and obligations. Separate from, but as an agreed upon term of the Settlement Agreement, Marley Coffee, LLC has also agreed to cancel 2 million shares of common stock of the Company held by such entity, which cancellation the Company anticipates effecting shortly.
•	SEC Lawsuit - As reported in the Form 10-K the Company has reached a settlement in principle with the Securities and Exchange Commission to settle the claims made by the Commission, which has not yet been formally approved or accepted by the Commission to date, and may not be approved or accepted. Additionally, we reiterate that as of today, the only negative impact we have seen on the Company from the SEC lawsuit has been on the Company’s share price. To our knowledge, no customers have dropped Marley Coffee from their shelves due to this investigation, no partners have disengaged with the Company, and the Company is still seeing revenue growth in the marketplace. On April 20, 2016, the Company entered into a settlement agreement and release with one of its officer and director insurance providers, pursuant to which among other things, the provider agreed to buy out the Company’s officer and director liability insurance policy for the period from March 15, 2011 to March 15, 2012 for $400,000.
•	Future Financing– Moving forward, the Company plans to raise additional significant financing which would be used to pay off existing convertible debt notes (though we cannot guarantee that such funding will be available, or if available, will be on favorable terms).

“I am very proud of how this quarter turned out despite some of the distractions and our undercapitalization,” said Brent Toevs, CEO of the Company, who continued, “This company is guided by Rohan Marley’s visionary leadership, and the herculean effort of the staff that we have today. We believe we’ve set the right framework with our business plan, and our accounts and our sales force to grow our business in a meaningful way this year with or without an investment in the company. However, if we’re able to settle our pending lawsuit with the SEC (an albatross that’s been hanging around our necks for the past several quarters), we believe the sky is the limit. Our main objective, alongside with continuing to grow the company, is to secure a significant investment to clean up our balance sheet and provide working capital to really expand our base here in the states, as well as look out and grow towards the rest of the globe.”

About Jammin Java Corp., d/b/a Marley Coffee

Jammin Java Corp., d/b/a Marley Coffee is a U.S.-based company that provides premium, artisan roasted coffee to the grocery, retail, online, service, hospitality, office coffee service and big box store industry. Under its exclusive licensing agreement with Fifty-Six Hope Road Music Limited, the Company continues to develop its coffee lines under the ‘Marley Coffee’ brand. The Company is a fully reporting company quoted on the OTCQB market under the symbol "JAMN." For additional information, follow Marley Coffee on Facebook, Twitter and visit MarleyCoffee.com or visit the Investor Relations section at Investor.MarleyCoffee.com.

Media Contact:

Maian Tran

Marley Coffee

303.396.1756

pr@marleycoffee.com

Marley Coffee® brands have no affiliation with Nespresso®.

Preliminary Anticipated Financial Results

The financial information included in this press release, including the preliminary anticipated results of operations for the quarter ended April 30, 2016, are unaudited, remain subject to review and audit by the Company’s independent auditors, and while such financial information represents the Company’s good faith estimates of its results of operations for the items presented herein, such results of operations as subsequently reviewed by the Company’s independent auditors and filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016, may ultimately be materially different (either more or less favorable) than those presented in this press release. Readers should keep in mind that the anticipated results and other matters disclosed above have not been reviewed or audited, are not final and are subject to adjustment prior to the filing of the Company’s Form 10-Q.  The Company’s financial statements have historically been subject to numerous adjustments and changes between such time as they are preliminarily prepared (which preliminary information is provided in this press release for the quarter ended April 30, 2016) and the date the review or audit of such financial statements is finalized by the Company’s independent auditor and there is no reason to believe that the preliminary information provided herein will not similarly be subject to significant revisions or adjustments prior to the reviewed financials for such period being approved and released by our independent auditors. Readers are encouraged to read and review the Company’s Annual Report Form 10-K for the year ended January 31, 2016 and the Company’s Quarterly Reports on Form 10-Q for the periods ended April 30, 2015, July 31, 2015 and October 31, 2015 (including, but not limited to the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Financial Statements and Supplementary Data” included therein), as well as the Company’s upcoming Quarterly Report on Form 10-Q for the quarter ended April 30, 2016, once filed, for more information on the Company, risks affecting the Company, its results of operations and financial condition.

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Acts"). In particular, the words "believe," "may," "could," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend," and similar conditional words and expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks and others are included from time to time in documents we file with the Securities and Exchange Commission ("SEC"), including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on our future results. Accordingly, you should not place undue reliance on these forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements herein are made as of the date hereof. Actual results may differ from anticipated results sometimes materially, and reported results should not be considered an indication of future performance. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law or those prepared by third parties that are not paid by the Company. The Company's SEC filings are available at http://www.sec.gov.